                                                    --------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
BOYD, JOE E.                                  (Month/Day/Year)              GLOBALSANTAFE CORPORATION (GSF)     (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)               11/20/01              5. Relationship of Reporting        -----------------------
5420 LBJ FREEWAY, SUITE 1100               ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
DALLAS, TX 75240-2648                         (voluntary)                  X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares                                    3,125                            D
-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares                                    9,020                            I                       By 401(K) Plan
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


                                  Page 1 of 2
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
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION     (1)      06/09/2007  Ordinary Shares   5,750          $28.50             D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION     (1)      12/09/2007  Ordinary Shares   7,200          $45.00             D
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION     (1)      12/14/2008  Ordinary Shares  14,000          $12.25             D
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION     (1)      12/13/2009  Ordinary Shares  22,500          $20.94             D
(RIGHT TO BUY)
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EMPLOYEE STOCK OPTION     (1)      06/09/2007  Ordinary Shares  24,500          $30.94             D
(RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

(1) 100% became exercisable on November 20, 2001

                                                                                            /s/ Joe E. Boyd               11/30/01
                                                                                    ----------------------------------  ------------
                                                                                    **Signature of Reporting Person        Date
                                                                                     Joe E. Boyd


**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


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